Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-179338 and 333-184219) of our report dated March 25, 2015 on the consolidated financial statements of Wellesley Bancorp, Inc. as of December 31, 2014 and 2013, and for the years then ended, appearing in this Annual Report on Form 10-K.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 25, 2015